FOR IMMEDIATE RELEASE

CONTACT:

John Arnold
Ansoft Corporation
TEL: 412.261.3200
FAX: 412.471.9427
EMAIL: arnold@ansoft.com

ANSOFT CORPORATION THIRD QUARTER EARNINGS INCREASE 115%

PITTSBURGH, PA – Feb. 16, 2005 – Ansoft Corporation (NASDAQ: ANST) today announced financial results for its third quarter of fiscal 2005 ended January 31, 2005.

Net income for the third quarter was $3.0 million, or $0.23 per diluted share, representing a 115% increase when compared to net income of $1.4 million, or $0.11 per diluted share in the previous fiscal year’s third quarter. On a generally accepted accounting principles (GAAP) basis, net income for the third quarter was $2.8 million, or $0.21 per diluted share, compared to GAAP net income of $941,000, or $0.07 per diluted share in the previous fiscal year’s third quarter.

Revenue for the third quarter totaled $17.4 million, an increase of 24% compared to $14 million reported in the previous fiscal year’s third quarter.

“We are pleased to report that our earnings for the third quarter have more than doubled on continued revenue growth in our domestic and international markets,” said Nicholas Csendes, Ansoft’s President and CEO. “For the fourth quarter, we anticipate record revenue and earnings.”

Pro forma results represent non-GAAP financial measures and exclude the impact of amortization of intangible assets. A reconciliation of these amounts to the appropriate GAAP amounts, for the three and nine months ended January 31 is included with this press release.

Ansoft is a leading developer of high-performance electronic design automation (EDA) software. Engineers use Ansoft software to design state-of-the-art electronic products, such as cellular phones, Internet-access devices, broadband networking components and systems, integrated circuits (ICs), printed circuit boards (PCBs), automotive electronic systems and power electronics. Ansoft markets its products worldwide through its own direct sales force and has comprehensive customer-support and training offices throughout North America, Asia and Europe.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially, including, but not necessarily limited to, management’s ability to forecast revenues and control expenses and the size, timing and structure of significant licenses.

For further information regarding risks and uncertainties associated with Ansoft’s business, please refer to the “Management’s Discussion and analysis of Financial Condition and Results of Operations” section of Ansoft’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained at Ansoft’s website at www.ansoft.com/about/investor/index.cfm.

All information in this release is as of February 16, 2005. Ansoft undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

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Ansoft – Page 2

ANSOFT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(unaudited)

	Three months ended January 31,		Nine months ended January 31,
	2005	2004	2005	2004
Revenue
License	$10,182	$8,024	$25,012	$20,258
Service and other	7,198	5,958	20,992	16,633

Total revenue	17,380	13,982	46,004	36,891
Costs of revenue
License	141	171	363	477
Service and other	355	285	1,015	805

Total cost of revenue	496	456	1,378	1,282

Gross profit	16,884	13,526	44,626	35,609

Operating Expenses
Sales and marketing	7,424	6,803	22,522	19,462
Research and development	4,204	3,806	12,230	11,402
General and administrative	1,199	1,148	3,592	3,445
Amortization	415	761	1,208	2,379

Total operating expenses	13,242	12,518	39,552	36,688

Income (loss) from operations	3,642	1,008	5,074	(1,079)
Net realized gain on sale of securities	-	-	732	-
Other income, net	374	247	975	715

Income (loss) before income taxes	4,016	1,255	6,781	(364)
Income tax expense (benefit)	1,232	314	2,076	(90)

Net income (loss)	$2,784	$941	$4,705	$(274)

Net income (loss) per share
Basic	$0.24	$0.08	$0.41	$(0.02)

Diluted	$0.21	$0.07	$0.35	$(0.02)

Weighted average shares used in calculation
Basic	11,490	11,640	11,574	11,650

Diluted	13,390	13,306	13,342	11,650

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Ansoft – Page 3

ANSOFT CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)

	January 31,	April 30,
	2005	2004
Assets
Current assets
Cash and cash equivalents	$7,357	$15,218
Accounts receivable, net	12,087	10,179
Deferred income taxes	657	343
Prepaid expenses and other assets	1,115	675

Total current assets	21,216	26,415
Equipment and furniture	3,186	3,598
Marketable securities	25,888	25,502
Other assets	151	383
Deferred income taxes	5,085	5,158
Goodwill	1,239	1,239
Intangible assets	4,211	5,341

Total assets	$60,976	$67,636

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$3,298	$4,015
Short term line of credit	2,000	—
Deferred revenue	15,410	11,935

Total current liabilities	20,708	15,950
Long term line of credit	—	10,000

Total liabilities	20,708	25,950
Stockholders’ equity
Preferred stock	—	—
Common stock	135	129
Additional paid-in capital	64,223	58,562
Treasury stock	(20,533)	(9,090)
Accumulated other comprehensive income	344	691
Accumulated deficit	(3,901)	(8,606)

Total stockholders’ equity	40,268	41,686

Total liabilities and stockholders’ equity	$60,976	$67,636

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Ansoft – Page 4

ANSOFT CORPORATION
RECONCILIATION OF GAAP NET INCOME (LOSS) TO PRO FORMA NET INCOME
(In thousands, except per share amounts)
(unaudited)

Pursuant to the requirement of Regulation G, the Company has provided a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure. These measures differ from GAAP in that they exclude the amortization of intangible assets. The Company has provided these measurements in addition to GAAP financial results because it believes they provide a consistent basis for comparison between periods that is not influenced by certain non-cash expenses and therefore are helpful to understanding the Company’s underlying operational results. These same measures are used by management when evaluating the continuing operating results of the Company.

	Three months ended		Nine months ended
	January 31,		January 31,
	2005	2004	2005	2004
GAAP net income (loss)	$2,784	$941	$4,705	$(274)
Amortization of intangibles	257	472	749	1,475

Pro forma net income	$3,041	$1,413	$5,454	$1,210

Pro forma net income per diluted common share	$0.23	$0.11	$0.41	$0.10

Weighted average diluted shares used in calculation	13,390	13,306	13,342	11,650

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